Exhibit 10.22.15

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

AMENDMENT NO. 15 TO MASTER REPURCHASE AGREEMENT

This Amendment No. 15 to Master Repurchase Agreement, dated as of April 30, 2020 (this “Amendment”), by and among Nomura Corporate Funding Americas, LLC (“Buyer”) and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC (the “Seller”).

RECITALS

Buyer and Seller are parties to that certain Master Repurchase Agreement, dated as of April 2, 2015 (the “Existing Repurchase Agreement”; as amended by Amendment No. 1 to Master Repurchase Agreement, dated as of July 7, 2015, Amendment No. 2 to Master Repurchase Agreement dated as of March 31, 2016, Amendment No. 3 to Master Repurchase Agreement dated as of January 17, 2017, Amendment No. 4 to Master Repurchase Agreement dated as of March 30, 2017, Amendment No. 5 to Master Repurchase Agreement dated as of November 22, 2017, Amendment No. 6 to Master Repurchase Agreement dated as of December 6, 2017, Amendment No. 7 to Master Repurchase Agreement dated as of February 28, 2018, Amendment No. 8 to Master Repurchase Agreement dated as of June 5, 2018, Amendment No. 9 to Master Repurchase Agreement dated as of August 20, 2018, Amendment No. 10 to Master Repurchase Agreement dated as of September 26, 2018, Amendment No. 11 to Master Repurchase Agreement dated as of January 7, 2019, Amendment No. 12 to Master Repurchase Agreement dated as of February 22, 2019, Amendment No. 13 to Master Repurchase Agreement dated as of June 6, 2019, Amendment No. 14 to Master Repurchase Agreement dated as of March 27, 2020 and this Amendment, the “Repurchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement.

Buyer and Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.

Accordingly, Buyer and Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

SECTION 1. Definitions.

1.1 The definitions of “Facility Documents”, “Home Safe Percentage”, “Material Adverse Effect”, “Non-assignable Buyout”, “Repurchase Price Adjustment Amount” and “Repurchase Price Adjustment Date” in Section 2 of the Existing Repurchase Agreement are hereby amended and restated in their respective entireties to read as follows:

“Facility Documents” shall mean this Agreement, the Pricing Side Letter, the Custodial Agreement, a Servicer Notice, if any, the Powers of Attorney, the Electronic Tracking Agreement and the Collection Account Control Agreement.

“Home Safe Percentage” shall mean, with respect to any Home Safe Loan, [***].

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, or financial condition of Seller or any Affiliate, (b) the ability of Seller or any Affiliate to perform its obligations under any of the Facility Documents to which it is a party, (c) the validity or enforceability of any of the Facility Documents, (d) the rights and remedies of Buyer or any Affiliate under any of the Facility Documents, or (e) the timely payment of any amounts payable under the Facility Documents; in each case as determined by Buyer in its sole discretion.

“Non-assignable Buyout” shall mean (i) a HECM Loan subject to an Early Buyout which is not assignable to HUD and (ii) an Assignable Buyout that becomes subject to a Transaction for a period of [***] (whether or not consecutive). For the sake of clarity, once a HECM Loan satisfies the criteria set forth in clause (ii) of this definition such HECM Loan shall thereafter be considered a Non-assignable Buyout (and not an Assignable Buyout) for all purposes under this Agreement and the other Facility Documents.

“Repurchase Price Adjustment Amount” shall mean, for each Purchased Asset that is a Home Safe Loan or Seasoned Non-assignable Buyout, on any related Repurchase Price Adjustment Date, an amount equal to the positive difference (if any) between (i) the related Repurchase Price (excluding any amounts calculated pursuant to clause (B) of the definition thereof) for such Purchased Asset as of such Repurchase Price Adjustment Date minus (ii) the Asset Value of such Purchased Asset calculated as of such Repurchase Price Adjustment Date.

“Repurchase Price Adjustment Date” shall mean, with respect to any Purchased Asset that is (i) a Home Safe Loan, each date (if any) on which a reduced Purchase Price Percentage and/or Home Safe Percentage is applicable to such Purchased Asset pursuant to the Pricing Side Letter or this Agreement, as applicable, as a result of an increase to the number of days that such Purchased Asset is subject to a Transaction (whether or not consecutive) and (ii) a Seasoned Non-assignable Buyout, the date on which such Purchased Asset becomes a Seasoned Non-assignable Buyout.

1.2 The definition of “Asset Value” in Section 2 of the Existing Repurchase Agreement is hereby amended by deleting the initial paragraph thereof in its entirety and replacing it with the following:

“Asset Value” shall mean, with respect to (w) each Eligible Mortgage Loan that is a Non-assignable Buyout or an Assignable Buyout, as of any date of determination, the product of (i) the related Purchase Price Percentage with respect to such Eligible Mortgage Loan and (ii) the lesser of (A) the Adjusted Principal Balance and (B) (X) with respect to Non-assignable Buyouts, the Market Value of such Non-assignable Buyouts (subject to modification pursuant to the terms below) and (Y) with respect to Assignable Buyouts, the lesser of (1) the Market Value of such Assignable Buyouts (subject to modification pursuant to the terms below) and (2) the related Maximum Claim Amount, (x) each Eligible Mortgage Loan that is a Pool Eligible HECM Loan, as of any date of determination, the lesser of (i) the product of (A) the related Purchase Price Percentage with respect to such

Eligible Mortgage Loan and (B) the Adjusted Principal Balance and (ii) the product of (1) the MV Percentage and (2) the Market Value of such Pool Eligible HECM Loan (subject to modification pursuant to the terms below), (y) each Home Safe Loan, as of any date of determination, the product of (i) the applicable Purchase Price Percentage for such Home Safe Loan and (ii) the lesser of (I) the Market Value of such Home Safe Loan (subject to modification pursuant to the terms below) and (II) the product of the Home Safe Percentage and the Adjusted Principal Balance of such Home Safe Loan, and (z) each related Ginnie Mae Security, the Purchase Price of the Pooled Loans swapped for such Ginnie Mae Security, and thereafter, except where Buyer and Seller mutually agree otherwise, such Asset Value decreased by the amount without duplication, of any cash and Income received by Buyer and applied to reduce the Purchase Price pursuant hereto. Without limiting the generality of the foregoing, Seller acknowledges that the Asset Value of a Purchased Asset may be reduced to zero by Buyer, or such other valuation as determined by Buyer in its sole discretion, if:

1.3 Section 2 of the Existing Repurchase Agreement is hereby further amended by adding the following new definitions thereto in proper alphabetical order:

“MV Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Seasoned Non-assignable Buyout” shall mean a Purchased Asset that is a Non-assignable Buyout pursuant to clause (ii) of the definition of “Non-assignable Buyout”.

1.4 Section 2 of the Existing Repurchase Agreement is hereby further amended by deleting the definitions of “Guarantor” and “Guaranty” in their respective entireties and all references thereto.

SECTION 2. Repurchase Price Adjustment. Section 3(i) of the Existing Repurchase Agreement is hereby amended and restated in its entirety to read as follows:

(i) Repurchase Price Adjustment. If, as of any date of determination, a Repurchase Price Adjustment Date occurs with respect to any Purchased Asset that is a Home Safe Loan or Seasoned Non-assignable Buyout, Seller shall remit the related Repurchase Price Adjustment Amount to Buyer within [***] of such Repurchase Price Adjustment Date.

SECTION 3. Events of Default.

3.1 Section 14(h) of the Existing Repurchase Agreement is hereby amended and restated in its entirety to read as follows:

(h) Insolvency Event. An Insolvency Event shall have occurred with respect to Seller;

3.2 Section 14(w) of the Existing Repurchase Agreement is hereby amended and restated in its entirety to read as follows:

(w) Reserved.

SECTION 4. Due Diligence. Section 19 of the Existing Repurchase Agreement is hereby amended and restated in its entirety as follows:

Section 19. Due Diligence. Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans, Seller and Servicer, including, without limitation, financial information, organization documents, business plans, purchase agreements and underwriting purchase models for each pool of Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that (a) upon reasonable prior notice to Seller, unless an Event of Default shall have occurred, in which case no notice is required, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of the Asset Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans (the “Due Diligence Documents”) in the possession or under the control of Seller and/or the Custodian, or (b) upon request, Seller shall create and deliver to Buyer within [***] of such request, an electronic copy via email to [***], in a format acceptable to Buyer, of such Due Diligence Documents as Buyer may request. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Mortgage Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Purchased Assets from Seller and enter into additional Transactions with respect to the Mortgage Loans based solely upon the information provided by Seller to Buyer in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties with respect to the Mortgage Loans and otherwise regenerating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller. Seller further agrees that Seller shall pay all outofpocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 19. Buyer may, based on such due diligence, require to change contractual terms and add protections it deems, in its absolute discretion, necessary to protect its rights in the Mortgage Loans

SECTION 5. Conditions Precedent. This Amendment shall become effective as of the date hereof, subject to the satisfaction of the following conditions precedent:

(a) Buyer’s receipt of this Amendment, executed and delivered by the Seller and the Buyer, which is reasonably satisfactory to Buyer in form and substance; and

(b) Buyer’s receipt of Amendment No. 21 to Pricing Side Letter, executed and delivered by the Seller and the Buyer, which is reasonably satisfactory to Buyer in form and substance.

SECTION 6. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms and the execution of this Amendment.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Counterparts may be delivered electronically.

SECTION 8. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

NOMURA CORPORATE FUNDING AMERICAS, LLC, as Buyer

By:	/s/ Sanil Patel
Name: Sanil Patel
Title: Managing Director

Signature Page to Amendment No. 15 to Master Repurchase Agreement

FINANCE OF AMERICA REVERSE LLC f/k/a URBAN FINANCIAL OF AMERICA, LLC

By:	/s/ Robert Conway
Name: Robert Conway
Title: Treasurer

Signature Page to Amendment No. 15 to Master Repurchase Agreement